Amerant Bancorp Inc. Appoints Sharymar Calderón
as Chief Financial Officer

Promotion demonstrates the strength of hiring and development underway at Amerant

CORAL GABLES, FL (May 9, 2023) – Amerant Bancorp Inc. (NASDAQ: AMTB) (the “Company” or “Amerant”) and its subsidiary, Amerant Bank, the largest community bank headquartered in Florida, announced today that Sharymar Calderón, CPA, will become Executive Vice President (EVP), Chief Financial Officer (CFO) for the Company and the Bank effective June 1, 2023.

Calderón has served as Senior Vice President (SVP), Head of Internal Audit at Amerant since June 2021, where she has led the implementation and monitoring of the Company’s audit plan and risk assessments, including coordination with external auditors and the integration of SOX audits.

“I am delighted to announce Shary’s promotion to EVP and Chief Financial Officer,” said Jerry Plush, Chairman and CEO, Amerant. “This promotion is well deserved, given her outstanding performance as our Head of Audit over the past two years, and we are confident that she will significantly contribute in her new role toward our goal of achieving top quartile performance.”

Prior to Amerant, Calderón worked at Ocean Bank as SVP, Head of Payment Operations. Before that, she worked at PricewaterhouseCoopers for nine years, where she began her career as an Associate and rose to Senior Manager over the course of her tenure, gaining extensive experience in financial services, including banking, broker dealers and asset management.

"I’m thrilled to take on this expanded role as CFO and continue to work alongside an exceptional team of professionals who are passionate about delivering excellence and innovation in the banking industry,” said Calderón.

Calderón received a double Bachelor of Business Administration in Accounting and Marketing from the University of Puerto Rico. She is a licensed Certified Public Accountant (CPA) in Florida and Puerto Rico, a member of the American Institute of Certified Public Accountants (AICPA), a member of the Puerto Rico State Society of CPAs and its Florida Chapter, and the Association of Latino Professionals for America (ALPFA).

Carlos Iafigliola, who has served as the company’s CFO since February 2020 and now also serves as Senior Executive Vice President, Chief Operating Officer, will no longer serve as CFO, once Calderón commences her new role on June 1, 2023.

For more information about Amerant Bank, visit amerantbank.com and follow on Facebook, Twitter, Instagram and LinkedIn @AmerantBank.

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About Amerant Bancorp Inc. (NASDAQ: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 16 in South Florida and 7 in the Houston, Texas area, as well as an LPO in Tampa, Florida. For more information, visit investor.amerantbank.com.

CONTACTS:
Victoria Verdeja
Corporate Communications Officer
vverdeja@amerantbank.com

Laura Rossi
Head of Investor Relations & Sustainability
lrossi@amerantbank.com

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